Exhibit 99.1

Ramaco Resources, Inc. announces successful completion of $30 million acquisition of significant assets from Coronado and initiation of $2.5 million quarterly dividend

Company Release – December 9, 2021

LEXINGTON, KY – (PR NEWSWIRE) – Ramaco Resources, Inc. (NASDAQ: METC) (“Ramaco” or the “Company”) announced that it has successfully completed the purchase of its previously announced acquisition of what are referred to as the “Amonate Assets” being purchased from Coronado Global Resources Inc. (“Coronado”), pursuant to an Asset Purchase Agreement. The acquisition, for a total cash consideration of $30 million, will be immediately accretive to the Company beginning in 2022.

The Amonate Assets acquired from Coronado include a mine complex located in McDowell County, West Virginia and Tazewell County, Virginia. All assets are located adjacent and contiguous to the Company’s existing Berwind Mine Complex (see the photo below). The acquisition primarily consists of approximately 50 million tons of low and mid volatile reserves, much of which will be mined from the Company’s Berwind Mine. Also being purchased are several additional permitted mines, and a currently idled 1.3-million-ton per annum capacity coal preparation plant.

The Company expects to begin mine development on the Amonate reserves immediately. Initial production is expected by the second quarter of 2022, with total new incremental production for the entire year at approximately 200,000 tons. Refurbishing of the existing but idled Amonate preparation facility will similarly begin immediately. Given the proximity of the facility to our existing Berwind mine operations, the Company expects to meaningfully utilize the facility as soon as the refurbishing efforts allow. Ultimately, the combined Berwind mine and Amonate assets can produce over 1.5 million tons per year of primarily low volatile coal production.

In addition, the Company’s Board of Directors on Wednesday, December 8, approved the initiation of payment of a $2.5 million quarterly cash dividend beginning in the first quarter of 2022. Specifically, the first quarter dividend in the amount of $0.0567 per common share will be paid on March 15, 2022, to shareholders of record on March 1, 2022.

Randall Atkins, Ramaco’s Chairman and Chief Executive Officer noted that “We are delighted to announce two milestones for us. First, the closing of the purchase of the Amonate Assets from Coronado is a complementary acquisition we had considered for several years. We will now be immediately moving forward to develop these assets in combination with our contiguous Berwind mine complex. Also, as we have previously communicated, by now becoming a dividend paying company we are fulfilling a fundamental long-term goal of ours. It is our hope and intention to progressively increase the dividend each year, as we grow the size of the Company to ultimately double production from current levels. We remain one of the only companies in our industry who is on a path to both double our production over the coming years while we continue to increasingly return capital to our shareholders.”

Photo showing proximity of the Amonate complex to Ramaco’s Berwind Mine